Forward Industries, Inc.

477 S. Rosemary Avenue

Suite 219

West Palm Beach, Florida 33401

May 4, 2017

Forward Industries Asia-Pacific Corporation

10F-5 No. 16, Lane 609

Chung Shin Road, Section 5

San Chung District

New Taipei City, Taiwan, Republic of China

Attention: Mr. Terrance Wise

Dear Terry:

            In connection with that certain Buying Agency and Supply Agreement between Forward Industries, Inc. (“Forward”) and Forward Industries (Asia-Pacific) Corporation (“Forward China”) dated September 9, 2015 (the “Agreement”), Forward pays a Service Fee (as defined in the Agreement) to Forward China.  The Agreement provides for the Service Fee to be renegotiated in the event that Forward’s Gross Sales significantly decreases (20% or more) in two consecutive quarters; Forward has seen such a significant decrease in more than two consecutive quarters.   In consideration for $100 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective April 1, 2017, Forward China agrees to forgo its rights to the payment of the 4% portion of the Service Fee until such time as the earlier of: (i) the end of Forward’s 2017 fiscal year end, and (ii) Forward China and Forward renegotiate the Service Fee as provided for in the Agreement.

            If you are agreeable to the foregoing, please sign below.

Sincerely,

/s/ Michael Matte
Michael Matte, CFO of Forward Industries, Inc.

I hereby agree:

/s/ Terry Wise

Terry Wise, Principal of Forward Industries (Asia-Pacific) Corporation